Exhibit 99.1

Hyperion DeFi Announces Appointment of David Knox as Chief Financial Officer

PayPal’s Former Head of Capital Markets and Head of Finance for Global Credit and Financial Services Joins Company

Strong Advocate for Blockchain Adoption for Traditional Institutional Financial Products

LAGUNA HILLS, Calif., Sept. 29, 2025 (GLOBE NEWSWIRE) -- Hyperion DeFi, Inc. (NASDAQ: HYPD) (“Hyperion DeFi” or the “Company”), the first U.S. publicly listed company building a long-term strategic treasury of Hyperliquid’s native token, HYPE, today announced the appointment of David Knox, CFA, as Chief Financial Officer, effective immediately. This move is part of a broader strategic initiative to strengthen governance and accelerate the Company’s decentralized finance (“DeFi”) strategy.

Mr. Knox brings with him extensive expertise in scaling capital markets strategies and financial services businesses. He joins Hyperion DeFi from PayPal, where he served as Head of Capital Markets and Head of Finance for Global Credit and Financial Services. In his dual role at PayPal, he led the profitable expansion of the company’s lending segments under a “balance sheet light” strategic imperative and managed core FP&A responsibilities with rigorous governance and reporting across the PayPal and Venmo global financial services platforms.

Earlier in his career, Mr. Knox was Director at Cantor Fitzgerald, where he provided capital markets structuring and advisory services across mortgage-backed and asset-backed finance transactions. He also held prior roles in lending and capital markets at SoFi, Hudson Advisors, and the Royal Bank of Scotland. Mr. Knox holds a bachelor’s degree from the University of Connecticut and is an alumnus of the Harvard Business School.

“I’m excited to welcome David to the Hyperion DeFi team as we begin our next chapter.” said Hyunsu Jung, Interim Chief Executive Officer of Hyperion DeFi. “David has helped lead some of the largest financial institutions in the world, and now he’s bringing that expertise to accelerate our mission of moving institutional finance to Hyperliquid. He shares my conviction that all asset classes will ultimately migrate on-chain, and his leadership will help ensure Hyperion Defi is at the forefront of that transformation."

Mr. Knox, newly named Chief Financial Officer stated, "I'm pleased to join Hyperion DeFi at this pivotal moment for the Company. My experience building scalable financial platforms and structuring innovative capital solutions will help Hyperion DeFi execute on its strategic vision while maintaining the highest standards of financial discipline. I look forward to the opportunity to collaborate with Hyperliquid builders and innovators, bringing practical solutions that align with long-term ecosystem initiatives. I fully intend to leverage my extensive industry connections across institutional finance, especially in fixed income and structured products such as ABS, CLO, and whole loans. My goal is to help position Hyperion DeFi as the bridge between Wall Street and the decentralized future, driving value for both our ecosystem and our shareholders.”

The Company also announced that today, in connection with Mr. Knox’s appointment as Chief Financial Officer, the Company granted a restricted stock unit award of 100,000 shares (the “Inducement Grant”) to Mr. Knox. The Inducement Grant will vest in two equal installments, with 50% vesting on the six-month anniversary of the grant date and the remaining 50% vesting on the twelve-month anniversary of the grant date, subject to Mr. Knox’s continued employment with the Company through each such vesting date. The Inducement Grant is an inducement material to Mr. Knox’s entry into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

About the Hyperliquid Platform and the HYPE Token

Hyperliquid is a layer one (L1) blockchain optimized from the ground up for high frequency, transparent trading. The blockchain includes fully on-chain perpetual futures and spot order books, with every order, cancel, trade, and liquidation occurring within 70 millisecond block times. It also hosts the HyperEVM, a general-purpose smart contract platform that, like Ethereum, supports permissionless decentralized financial applications.

HYPE is the native token of Hyperliquid. Staked HYPE in particular provides utility for users via reduced trading fees and increased referral bonuses. Circulating HYPE is autonomously purchased and sequestered by the blockchain itself with the trading fees generated on the network’s order books. As of September 2025, more than 30 million HYPE have been sequestered by this mechanism, and the token has become the 16th-largest cryptocurrency by market capitalization.

About Hyperion DeFi, Inc.

Hyperion DeFi, Inc. is the first U.S. publicly listed company building a long-term strategic treasury of Hyperliquid’s native token, HYPE. The Company is focused on providing its shareholders with simplified access to the Hyperliquid ecosystem, one of the fastest growing, highest revenue-generating blockchains in the world. Shareholders benefit from a gradually compounding exposure to HYPE, both from its native staking yield and additional revenues generated from its unique on-chain utility.

Hyperion DeFi is also developing its proprietary Optejet User Filled Device (UFD) that is designed to work with a variety of topical ophthalmic liquids, including artificial tears and lens rewetting products. The Optejet is especially useful in chronic front-of-the-eye diseases due to its ease of use, enhanced safety and tolerability, and potential for superior compliance versus standard eye drops. Together, these benefits may result in higher treatment compliance and better outcomes for patients and providers.

For more information, please visit Hyperiondefi.com.

Forward-Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, or predictions about our future activities or other future events or conditions, including the effects of our changes to management, the estimated market opportunities for our platform technology, the viability of, and risks associated with, our cryptocurrency treasury strategy, and the growth and revenue potential of the Hyperliquid ecosystem and the growth prospects of the Company. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission (the “SEC”), including in particular, the risks of our cryptocurrency strategy as detailed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 13, 2025 .

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Hyperion DeFi does not undertake any obligation to update any forward-looking statements.

Hyperion DeFi, Inc. Investor Contact:

Jason Assad

Hyperion DeFi, Inc.

IR@hyperiondefi.com

(678) 570-6791